Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-220592) of Galena Biopharma, Inc. (the “Company”) of our report dated March 15, 2017, relating to the consolidated financial statements of the Company as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus/consent solicitation statement, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

October 27, 2017